Exhibit 99.A

News
For Immediate Release

El Paso Corporation Moving Forward with Ruby Pipeline Project

HOUSTON, TEXAS, June 25, 2008—El Paso Corporation (NYSE: EP) announced today that its subsidiary, Ruby Pipeline, LLC, has received more than 1.1 billion cubic feet per day (Bcf/d) of binding commitments from customers under 10- to 15-year contracts and is moving forward with the pipeline project, subject to regulatory approvals.

The Ruby Pipeline is an approximately 670-mile interstate pipeline that will extend from the Opal Hub in Wyoming to a pipeline interconnect at Malin, Oregon, near California’s northern border.  The 42-inch diameter pipeline will have an initial design capacity of between 1.3 Bcf/d and 1.5 Bcf/d, depending on the final level of customer commitments, and will be in service by March 2011.  El Paso is in discussions to obtain additional commitments for Ruby and plans to file a certificate application with the Federal Energy Regulatory Commission in January 2009.

The capital cost of the Ruby Pipeline will be approximately $3 billion, and El Paso has taken two significant steps to manage the project costs.  First, it has signed purchase contracts with two steel mills for all of the pipe required for the project.  In addition, it has executed incentive-based contracts with a consortium of three construction companies.

“Now that we have sufficient capacity commitments from customers, we in turn have committed to go forward with the Ruby Pipeline Project,” said Jim Cleary, president of El Paso’s Western Pipeline Group.  “Ruby has proven itself as an attractive project for producers and end users in western states, and we are on track to have this much-needed pipeline capacity ready in less than three years.”

El Paso will finance Ruby through a combination of free cash flow, project financing and other forms of capital, and does not plan to issue equity for this project.  El Paso also may elect to bring in equity partners.

El Paso’s committed backlog of new pipeline growth projects is now approximately $7 billion, including Ruby.  These are projects that are all substantially fully contracted with customers and will be placed in service over the next five years.

For more information on the Ruby project, visit www.rubypipeline.com.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  The company owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers.  For more information, visit www.elpaso.com.

El Paso Corporation Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to obtain all necessary federal, state and local regulatory approvals; our ability to successfully construct and operate the proposed facilities described in this release on time and within budget; our ability to obtain additional contractual commitments; changes in steel prices for a portion of the pipeline to be purchased from our steel mills; creditworthiness of our shippers; the successful close of our financing transactions; general economic conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts:

Investor-Media Relations
Bruce Connery, Vice President
Office:  (713) 420-5855

Media Relations
Richard Wheatley, Manager
Office:  (713) 420-6828